Exhibit 99.1

THE BANCORP REPORTS 1Q 2026 EPS OF $1.41, ROA OF 2.57%, AND ROE OF 35.1%

DRIVEN BY STRONG GROWTH IN LOANS, DEPOSITS AND PAYMENTS VOLUME,

AND SUPPORTED BY CONTINUED IMPROVEMENT IN CREDIT PERFORMANCE

First Quarter 2026 Highlights

•	Earnings per diluted share (“EPS”) of $1.41 compared to $1.19 for 1Q 2025, an increase of 18%.
•	Return on assets of 2.57% compared to 2.49% for 1Q 2025.
•	Return on equity of 35.1% compared to 28.6% for 1Q 2025.
•	Net income of $60.1 million compared to net income of $57.2 million for 1Q 2025.
•	Net interest income of $88.8 million compared to $91.7 million for 1Q 2025.
•	Net interest margin of 3.87% compared to 4.07% for 1Q 2025.
•	Ending Loans, net of deferred fees and costs of $7.75 billion, compared to $6.38 billion at 1Q 2025, a 22% increase, and $7.12 billion at 4Q 2025, a 9% increase (not annualized).
•	Ending Fintech loans of $1.65 billion, or 20.9% of total loans, compared to $574.0 million at 1Q 2025, a 187% increase, and $1.10 billion at 4Q 2025, a 50% increase (not annualized).
•	Average deposits of $8.32 billion increased $5.3 million, or less than 1% from $8.31 billion in 1Q 2025 and increased $721.1 million, or 9%, from $7.60 billion in 4Q 2025. The average interest rate was 1.70% compared to 2.23% for 1Q 2025 and 1.77% in 4Q 2025.
•	Gross dollar volume (“GDV”), representing the total amount spent on prepaid, debit and credit cards totaled $52.51 billion, an increase of $7.86 billion, or 18%, compared to 1Q 2025.
•	Fees on consumer credit from fintech loans increased 55% to $5.6 million for 1Q 2026 compared to $3.6 million for 1Q 2025 and increased 24% from $4.5 million in 4Q 2025.
•	Total prepaid, debit card, ACH, and other payment fees of $32.5 million, a 5% increase, compared to $30.8 million in 1Q 2025.
•	Non-interest income totaled $72.5 million, or 45.0% of total revenue and $43.7 million*, or 33.0% when excluding credit enhancement income.* This compares to 47.7% of total revenue in 1Q 2025, or 29.2% when excluding credit enhancement income.*
•	Ending Real estate bridge loans (“REBL”) characterized as criticized assets decreased to $59.1 million from $83.5 million at 4Q 2025, a 29% decrease and decreased 70% compared to $200.0 million at 1Q 2025.
•	Share repurchases of $50.0 million, for 843,061 shares, or 2.0% of issued and outstanding shares, at an average cost of $59.31.

_______

* See “Non-GAAP Financial Measures” section at the end of the document for detailed description.

Wilmington, DE – April 23, 2026 – The Bancorp, Inc. (NASDAQ: TBBK), a financial holding company, today reported its financial results for the first quarter of 2026, reporting net income of $60.1 million and $1.41 per diluted share for the quarter, which is an 18% growth from the first quarter of 2025.

“We started 2026 with robust above industry trend GDV growth and substantial progress in our Fintech initiatives, as well as strong year-over-year EPS growth,” said Damian Kozlowski, CEO and President of The Bancorp. “We are maintaining guidance at $5.90 EPS for 2026, and $1.75 per share in the fourth quarter 2026. Our expectation for 2027 EPS is now in the range of $8.10 to $8.30. The range for 2027 is generally consistent with the previous target while recognizing that the timing of new product and program launches can be subject to partner timelines. Our outlook for 2026 and 2027 includes significant share repurchases, including $200 million total or $50 million a quarter in 2026 followed by near-100% of net income returned through share repurchases thereafter. We believe our three major Fintech initiatives, along with platform efficiency gains from restructuring and AI tools, plus a high-level of capital return through continued buybacks, will be the driving forces behind EPS accretion.”

(Dollars in thousands except EPS and except where noted. Unaudited)
	1Q 2026	4Q 2025	1Q 2025
Key Performance Metrics:
Return on assets(1)	2.57%	2.53%	2.49%
Return on equity(1)	35.1%	30.4%	28.6%
Efficiency ratio(2)	41.5%	42.5%	41.1%
Net interest margin	3.87%	4.30%	4.07%
Non-interest income as a percentage of total revenue	45.0%	46.7%	47.7%
Non-interest income as a percentage of total revenue (excluding credit enhancement income)(2)	33.0%	30.4%	29.2%
Fintech fees as a percentage of total revenue	23.6%	20.8%	19.6%
Fintech fees as a percentage of total revenue (excluding credit enhancement income)(2)	28.7%	27.2%	26.6%
Book value per share (as of period end)	$16.65	$16.29	$17.66

Results of Operations:
Net income	$60,069	$56,292	$57,173
Net income per share - diluted	$1.41	$1.28	$1.19
Weighted average shares - diluted	42,594,824	44,078,506	47,959,292

Net interest income	$88,814	$92,079	$91,743
Provision (reversal) for credit losses on non-fintech loans	$(1,348)	$858	$874
Non-interest income - total fintech fees	$38,069	$35,973	$34,446
Total non-interest expense	$55,026	$56,193	$53,294
Income tax expense	$18,643	$18,703	$18,065

Volume:
Average loan portfolio (dollars in millions)	$7,255	$6,847	$6,386
Average assets (dollars in millions)	$9,484	$8,838	$9,319
Average deposits (dollars in millions)	$8,317	$7,596	$8,311
Prepaid and debit card gross dollar volume (GDV)(3)	$52,512,908	$45,874,708	$44,650,422

_____________

(1) Annualized.

(2) See “Non-GAAP Financial Measures” section at the end of the document for detailed description.

(3) Gross dollar volume represents the total dollar amount spent on prepaid, debit and credit cards issued by The Bancorp Bank, N.A.

Earnings Release Conference Call

Management will conduct a conference call to review first quarter 2026 results at 8:00 AM ET Friday, April 24, 2026. Interested parties may access the conference call live by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com or you may dial 1.800.715.9871, conference ID 9545117.

For those who cannot access the live conference call, a replay of the webcast will be accessible shortly after the event concludes through our Investor Relations website, or you may access the replay telephonically until Friday, May 1, 2026, by dialing 1.800.770.2030, playback code 9545117#.

Financial Results:

Loan Portfolio

The following table summarizes our total loan portfolio at March 31, 2026 compared to prior periods:

(in thousands, unaudited)	March 31,		December 31,		March 31,
	2026		2025		2025
		Mix		Mix		Mix
Loans, at amortized cost:
Real estate bridge lending	$2,279,454	28.9%	$2,188,952	30.2%	$2,212,054	33.6%
SBLOC / IBLOC	1,708,709	21.7%	1,669,985	23.0%	1,577,170	23.9%
Small business loans	998,860	12.7%	1,006,898	13.9%	915,230	13.9%
Fintech	1,646,600	20.9%	1,097,998	15.1%	574,048	8.7%
Direct lease financing	678,740	8.6%	685,422	9.4%	709,978	10.8%
Advisor financing	270,811	3.4%	294,236	4.1%	265,950	4.0%
Other loans	155,825	2.0%	157,416	2.2%	112,322	1.7%
	7,738,999	98.2%	7,100,907	97.9%	6,366,752	96.6%
Unamortized loan fees and costs	14,684	0.2%	15,769	0.2%	13,398	0.2%
Loans, net of deferred fees and costs	$7,753,683	98.4%	$7,116,676	98.1%	$6,380,150	96.8%

Loans, at fair value:
SBLs, at fair value	$64,530	0.8%	$68,374	0.9%	$83,448	1.3%
Real estate bridge loans (non-SBA), at fair value	63,730	0.8%	71,015	1.0%	128,132	1.9%
Total commercial loans, at fair value	$128,260	1.6%	$139,389	1.9%	$211,580	3.2%

Total loan portfolio	$7,881,943	100.0%	$7,256,065	100.0%	$6,591,730	100.0%

At March 31, 2026, Loans, net of deferred fees and costs were $7.75 billion, a 9% increase (not annualized) from $7.12 billion at December 31, 2025, and a 22% increase compared to $6.38 billion at March 31, 2025. The $1.37 billion increase from March 31, 2025 is primarily driven by growth in fintech loans of $1.07 billion, $131.5 million increase in securities-backed lines of credit (“SBLOC”) and insurance policy cash value-backed lines of credit (“IBLOC”), and $83.6 million increase in small business loans.

Fintech loans of $1.65 billion include $1.22 billion from secured credit card accounts and $427.3 million from short-term liquidity products, and account for 20.9% of the total loan portfolio, continuing the strategic shift of the balance sheet towards sponsored lending. Secured credit card accounts are backed by cash collateral by each individual cardholder, held on the balance sheet as non-interest earning deposits, with the loan balance required to be repaid in full monthly. Short-term liquidity products to individual borrowers range in maturity from 30 days to 365 days. All fintech loans are covered by credit enhancements, where our partners provide financial protection against consumer credit losses. We maintain cash collateral balances equivalent to the expected losses on dollars already lent, as well as having the right to offset other revenues generated through those relationships.

Deposits & Liquidity

Average deposits for the fourth quarter were $8.32 billion, a 9% increase (not annualized) from $7.60 billion in 4Q 2025, and less than 1% increase from $8.31 billion in 1Q 2025. The increase from 4Q 2025 is primarily driven by continued growth in deposits sourced from our fintech relationships.

The average interest rate on deposits for 1Q 2026 was 1.70%, a 7 basis point decrease compared to 4Q 2025 and a 53 basis point decrease compared to 1Q 2025, driven by the mix of deposits and the short-term interest rate environment.

Our fintech partnerships generate 93% of our total deposits, and are low balance, insured deposits, and accordingly, do not constitute the same liquidity risk experienced by traditional branch deposit franchises. As of March 31, 2026, 94% of the deposits are insured, 3% are low balance accounts such as anonymous gift cards and corporate incentive cards for which there is no identified depositor, and 3% are other uninsured deposits.

As of March 31 2026, we had $1.34 billion of off-balance sheet deposits, which consist of deposits swept to other financial institutions to manage our balance sheet composition and deposit portfolio diversity. Off-balance sheet deposits were $849.9 million as of December 31, 2025 and $793.1 million as of March 31, 2025.

We maintain secured borrowing lines of credit with the Federal Reserve Bank and Federal Home Loan Bank that are collateralized by pledged loans and investments. As of March 31, 2026, we had $470.0 million of short-term borrowings under these facilities, which averaged $145.9 million for 1Q 2026. Based on the current amount of loans and securities pledged, there is $2.98 billion of additional available capacity.

Net Interest Income and Net Interest Margin

Net interest income of $88.8 million for 1Q 2026, compared to $92.1 million for 4Q 2025 and $91.7 million for 1Q 2025. The decrease compared to 4Q 2025 was driven primarily by lower rate on non-fintech loans combined with the shift in our portfolio to more fintech loans, for which we primarily earn fee income. The decrease compared to 1Q 2025 was primarily driven by the upsizing and the higher rate of the senior note debt issuance that occurred in 3Q 2025.

Net interest margin was 3.87% for 1Q 2026, compared to 4.30% for 4Q 2025 and 4.07% for 1Q 2025. The decline from 4Q 2025 was primarily driven by mix and the lag timing of short-term interest rates on variable rate loans. The decline from prior year quarter was primarily driven by the shift of our portfolio mix to more fintech loans for which we primarily earn fee income, although we recognize interest income on certain fintech loan products.

Credit Quality

Total Provision, including provision for fintech loans that are supported by credit enhancements, was $27.6 million in 1Q 2026, a decrease compared to $41.4 million in 4Q 2025, and a decrease from $46.9 million in 1Q 2025. Provision for non-Fintech loans was a reversal of $1.3 million in 1Q 2026, compared to provision expense of $0.9 million in 4Q 2025 and $0.9 million in 1Q 2025. The provision reversal in 1Q 2026 was primarily driven by improvements in credit performance in our leasing portfolio. Provision for fintech loans was $28.8 million in 1Q 2026, compared to $40.4 million in 4Q 2025 and $45.9 million in 1Q 2025. The lower provision for fintech loans was primarily driven by improved performance in unsecured credit products.

The allowance for credit losses was $63.0 million at March 31, 2026, consisting of $29.8 million related to fintech loans, or 1.81% of fintech loans, and $33.2 million for non-fintech loans, or 0.54% of non-fintech loans. That compares to the allowance at December 31, 2025 of $66.2 million, consisting of $31.1 million for fintech, or 2.84% of fintech loans, and $35.1 million for non-fintech, or 0.58% of non-fintech loans. Allowance at March 31, 2025 was $52.5 million, consisting of $20.2 million related to fintech loans, or 3.52% of fintech loans, and $32.3 million allowance for non-fintech loans, or 0.56% of non-fintech loans.

Total net charge-offs for 1Q 2026, including fintech loans which are supported by credit enhancements, were $30.7 million, a decrease from $39.2 million for 4Q 2025 and a decrease from $39.1 million for 1Q 2025, resulting in ratios of total net charge-offs to average loans of 1.68%, 2.29% and 2.44% for the respective periods (annualized). The improvement in net charge-offs was driven by improved performance of fintech loans. Net charge-offs for non-fintech loans were $0.5 million for 1Q 2026, flat compared to $0.6 million for 4Q 2025 and $0.5 million for 1Q 2025, resulting in ratios of non-fintech net charge-offs to non-fintech average loans of 0.03%, 0.04% and 0.02% (annualized) for each of the respective periods.

Ending total criticized assets of $163.1 million at 1Q 2026, a 16% decrease from $194.5 million at the end of 4Q 2025 primarily driven by a $24.4 million decrease in criticized Real estate bridge loans, and a $6.3 million decrease in criticized small business loans.

Non-Interest Income

Non-interest income for 1Q 2026 was $72.5 million, which is comprised of $28.8 million of credit enhancement income and $43.7 million of other non-interest income. This compares to $80.5 million in 4Q 2025, comprised of $40.4 million of credit enhancement income and $40.1 million of other non-interest income. Non-interest income for 1Q 2025 was $83.6 million, comprised of $45.9 million of credit enhancement income and $37.8 million of other non-interest income.

Excluding credit enhancement, non-interest income for 1Q 2026 was $43.7 million, a $3.6 million increase compared to 4Q 2025, and a $5.9 million increase compared to 1Q 2025. The $3.6 million increase compared to 4Q 2025 was primarily driven by a $2.1 million increase in total fintech fees and a $1.3 million increase in other non-interest income primarily driven by $0.9 million earned on deposit sweeps. The $5.9 million increase compared to 1Q 2025 reflects a $3.6 million increase in total fintech fees, driven by organic volume growth with existing partners and products, and our focus on expanding our fintech business. In addition, other non-interest income increased $2.7 million from 1Q 2025, primarily driven by $1.1 million of higher other fee income from loans and $0.9 million earned on deposit sweeps.

Non-interest income mix to total revenue, excluding credit enhancement*, was 33.0% compared to 30.4% in 4Q 2025 and 29.2% in 1Q 2025. Fintech fees as a percentage of total revenue, excluding credit enhancement* is 28.7% compared to 27.2% in 4Q 2025 and 26.6% in 1Q 2025.

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* See “Non-GAAP Financial Measures” section at the end of the document for detailed description.

Non-Interest Expense

Total non-interest expense of $55.0 million decreased $1.2 million from 4Q 2025 and increased $1.7 million from 1Q 2025. The decrease from 4Q 2025 is primarily driven by a $4.0 million favorable variance in legal settlements where we recognized a $2.0 million expense in 4Q 2025 and a $2.0 million recovery in 1Q 2026. That amount was partially offset by higher salary and benefits costs of $3.1 million, driven primarily by $2.6 million related to timing of incentive accruals.

The increase of $1.7 million from 1Q 2025 is primarily driven by $3.8 million higher salary and employee benefits including $1.1 million of costs incurred in 1Q 2026 associated with organization changes and $1.8 million of higher costs related to incentive accruals, partially offset by $2.0 million reimbursement from insurance related to a legal settlement that was previously expensed in 4Q 2025.

Efficiency ratio* was 41.5% for 1Q 2026, compared to 42.5% for 4Q 2025 and 41.1% for 1Q 2025.

Income Taxes

Income tax expense was $18.6 million for 1Q 2026, $18.7 million for 4Q 2025, and $18.1 million for 1Q 2025. Our effective income tax rate was 23.7% for 1Q 2026, 24.9% for 4Q 2025, and 24.0% for 1Q 2025. The decline in rate for the first quarters is primarily driven by vesting activity of stock awards in those periods.

Capital

As of March 31, 2026, capital levels for The Bancorp Bank, N.A. (the “Bank”) continue to be strong and in excess of the “well capitalized” regulatory benchmarks, with Tier 1 Capital to average assets (Leverage), Tier 1 Capital to Risk-Weighted Assets, Total Capital to Risk-Weighted Assets and Common Equity Tier 1 to Risk-Weighted Assets ratios for the Bank of 9.18%, 14.06%, 15.10%, and 14.06%, respectively, and for the Company of 7.30%, 11.21%, 12.26%, and 11.21%, respectively.

Book value per common share at March 31, 2026 was $16.65, compared to $16.29 at December 31, 2025 (a 9% increase, annualized). Total shareholders’ equity increased by $7.2 million, driven primarily by $60.1 million of net income partially offset by $50.3 million of share repurchases. Compared to March 31, 2025, total shareholders’ equity decreased by $132.7 million, primarily driven by $391.0 million of share repurchases partially offset by $231.1 million of net income and $19.8 million of stock-based compensation. Outstanding shares decreased 5.121 million since March 31, 2025, driven primarily by share repurchases.

Outstanding shares decreased by 496,816 since December 31, 2025 to 41.859 million, driven primarily by share repurchases. During 1Q 2026, we repurchased 843,061 shares of our common stock, or 2% of issued and outstanding shares, at an average cost of $59.31 per share for a total capital return of $50.0 million.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), through its subsidiary, The Bancorp Bank, N.A., is defining the future of banking. As one of the first banks to embrace fintech, The Bancorp has been a driving force behind the industry’s evolution, serving as an essential financial enabler of Fintech innovation for more than 25 years. Led by its Fintech Solutions business, the company delivers a dynamic portfolio of payment and lending solutions that empowers its clients to turn bold ideas into real-world success.

Ranked by the Nilson Report as the No. 1 issuer of prepaid cards in the U.S. and among the top 10 debit card issuers nationally, The Bancorp also holds leading positions in its Institutional Banking, Small Business Lending, Fleet Management Services, and Real Estate Bridge Lending businesses. Across every line of business, The Bancorp fosters prosperity through the perpetual transformation of banking and aims to drive growth for its clients, investors, employees, and the communities it serves. For more information, visit https://thebancorp.com/.

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* See “Non-GAAP Financial Measures” section at the end of the document for detailed description.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business that are not historical facts, are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “could,” “continue” or the negative thereof and similar terms or expressions. Forward-looking statements include, but are not limited to, statements regarding our anticipated 2026 and 2027 results, including earnings per share accretion, future growth, profitability, productivity and efficiency, the expansion, expected timelines, and implementation of our Fintech initiatives and revenue streams, the possible benefits of our platform restructuring and adoption of AI tools, and share repurchases. Such forward-looking statements relate to our current assumptions, projections, and expectations about our business and future events, including current expectations about important economic and political factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav, Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

THE BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except share and per share data)

	Three months ended
	March 31,
	2026	2025

Net interest income	$88,814	$91,743

Provision (reversal) for credit losses on non-fintech loans	(1,348)	874
Provision for credit losses on fintech loans	28,843	45,868
Provision for unfunded commitments	106	111
Provision for credit losses, total	27,601	46,853

Non-interest income:
Fintech fees
ACH, card and other payment fees	5,796	5,132
Prepaid, debit card and related fees	26,677	25,714
Consumer credit fintech fees	5,596	3,600
Total fintech fees	38,069	34,446
Net realized and unrealized gains on commercial loans, at fair value	6	361
Leasing related income	1,901	1,972
Fintech loan credit enhancement	28,843	45,868
Other non-interest income	3,706	995
Total non-interest income	72,525	83,642

Non-interest expense:
Salaries and employee benefits	37,477	33,669
Data processing expense	1,309	1,205
Legal expense	1,590	1,957
Legal settlement (reimbursement)	(2,000)	—
FDIC insurance	1,251	1,053
Software	5,369	5,013
Other non-interest expense	10,030	10,397
Total non-interest expense	55,026	53,294
Income before income taxes	78,712	75,238
Income tax expense	18,643	18,065
Net income	$60,069	$57,173

Earnings per share - basic	$1.43	$1.21
Earnings per share - diluted	$1.41	$1.19

Weighted average shares - basic	42,133,301	47,214,050
Weighted average shares - diluted	42,594,824	47,959,292

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	March 31,	December 31,	September 30,	March 31,
	2026	2025	2025	2025

Assets:
Cash and cash equivalents
Cash and due from banks	$8,673	$8,038	$10,162	$9,684
Interest earning deposits	58,510	104,611	74,517	1,011,585
Total cash and cash equivalents	67,183	112,649	84,679	1,021,269

Investment securities, available-for-sale, at fair value	1,646,541	1,671,750	1,384,256	1,488,184
Commercial loans, at fair value	128,260	139,389	142,658	211,580
Loans, net of deferred fees and costs	7,753,683	7,116,676	6,672,637	6,380,150
Allowance for credit losses	(63,017)	(66,200)	(64,152)	(52,497)
Loans, net	7,690,666	7,050,476	6,608,485	6,327,653
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	37,785	25,205	25,250	16,250
Accrued interest receivable	41,315	43,090	43,831	42,464
Other real estate owned	60,998	60,695	61,974	67,129
Deferred tax asset, net	21,139	18,679	10,034	13,585
Credit enhancement asset	29,769	31,138	29,318	20,199
Other	175,108	199,354	208,939	177,414
Total assets	$9,898,764	$9,352,425	$8,599,424	$9,385,727

Liabilities:
Deposits
Demand and interest checking	$8,281,037	$7,827,037	$7,254,896	$8,283,262
Savings and money market	148,988	338,459	75,901	81,320
Total deposits	8,430,025	8,165,496	7,330,797	8,364,582

Short-term borrowings	470,000	199,000	200,000	—
Senior debt	196,320	196,253	196,052	96,303
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	13,626	13,712	13,806	13,988
Other liabilities	78,442	74,767	67,206	67,766
Total liabilities	$9,201,814	$8,662,629	$7,821,262	$8,556,040

Total shareholders' equity	696,950	689,796	778,162	829,687

Total liabilities and shareholders' equity	$9,898,764	$9,352,425	$8,599,424	$9,385,727

AVERAGE BALANCE SHEET - QTD

(Dollars in thousands)

	Three months ended March 31, 2026			Three months ended March 31, 2025

	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Non-fintech loans	$6,132,928	$105,598	6.89%	$5,913,806	$108,562	7.34%
Fintech loans	1,115,138	1,826	0.66%	466,809	240	0.21%
Loans, net of deferred fees and costs(1)	$7,248,066	$107,424	5.93%	$6,380,615	$108,802	6.82%
Leases-bank qualified(2)	6,922	152	8.78%	5,853	139	9.50%
Investment securities-taxable	1,662,417	19,920	4.79%	1,489,329	18,127	4.87%
Investment securities-nontaxable(2)	10,426	165	6.33%	6,256	105	6.71%
Interest earning deposits	250,018	2,196	3.51%	1,136,402	12,680	4.46%
Net interest earning assets	9,177,849	129,857	5.66%	9,018,455	139,853	6.20%

Allowance for credit losses	(55,633)			(44,915)
Other assets	361,873			345,791
	$9,484,089			$9,319,331

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$8,088,696	$33,210	1.64%	$8,174,676	$45,045	2.20%
Savings and money market	227,961	2,079	3.65%	136,688	1,330	3.89%
Total deposits	8,316,657	35,289	1.70%	8,311,364	46,375	2.23%

Short-term borrowings	145,884	1,381	3.79%	—	—	—
Long-term borrowings	13,687	197	5.76%	14,050	195	5.55%
Subordinated debentures	13,401	235	7.01%	13,401	255	7.61%
Senior debt	196,203	3,875	7.90%	96,244	1,234	5.13%
Total deposits and liabilities	8,685,832	40,977	1.89%	8,435,059	48,059	2.28%

Other liabilities	104,884			74,537
Total liabilities	8,790,716			8,509,596

Shareholders' equity	693,373			809,735
	$9,484,089			$9,319,331
Net interest income on tax equivalent basis(2)		$88,880			$91,794

Tax equivalent adjustment		66			51

Net interest income		$88,814			$91,743
Net interest margin(2)			3.87%			4.07%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2026 and 2025.

BUSINESS LINE QUARTERLY SUMMARY

(Dollars in thousands)

	Three months ended March 31, 2026
			% Growth in balance
Loans:	Total(1)	Average rates(2)	Linked quarter annualized		Year over Year
Real estate bridge loans - recorded at amortized cost	$2,279,454	7.63%	16.54%		3.05%
Real estate bridge loans (non-SBA) - recorded at fair value	63,730	6.79%	nm		nm
SBLOC/IBLOC and Advisor financing	1,979,520	5.66%	3.12%		7.40%
Small business lending	1,063,390	6.98%	(4.42%	)	6.48%
Fintech loans - non-interest bearing(3)	1,473,238	—	nm		nm
Fintech loans - interest bearing	173,362	4.88%	nm		nm
Direct lease financing	678,740	8.01%	(3.90%	)	(4.40%	)
Other loans	155,825	5.54%	(4.04%	)	38.73%
Unamortized loan fees and costs	14,684	—	nm		nm
Total loan portfolio	$7,881,943	5.54%

Deposits:
Fintech	$7,775,692	1.64%	30.23%		(0.49%	)
Non-fintech	540,965	2.57%	nm		nm
Total deposits	$8,316,657	1.70%

______________

(1) Loan and deposit categories are based on period-end and average quarterly balances, respectively. Total loan portfolio includes both loans recorded at amortized cost and loans at fair value.

(2) Average annualized rates are for the three months ended March 31, 2026.

(3) Income related to non-interest-bearing balances is included in non-interest income.

PORTFOLIO PERFORMANCE

(Dollars in thousands)

Credit Quality

	March 31,	December 31,	March 31,
	2026	2025	2025
As of period end:
Nonperforming loans to total loans	0.97%	1.04%	0.51%
Nonperforming assets to total assets	1.37%	1.44%	1.10%

Allowance for credit losses on loans to total loans(1)	0.81%	0.93%	0.82%
Allowance for credit losses on loans to total assets	0.64%	0.71%	0.56%

For the three months ended:
Net charge-offs:
Fintech	$30,212	$38,584	$38,578
Non-fintech	466	629	520
Total	$30,678	$39,213	$39,098

Net charge-offs/average loans (annualized)	1.68%	2.29%	2.44%
Net charge-offs/average assets (annualized)	1.28%	1.77%	1.68%

_____________

(1) Excludes loans recorded at fair value.

Loan Delinquency and Non-Accrual

	March 31, 2026
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
Real estate bridge loans	$—	$—	$—	$22,454	$22,454	$2,257,000	$2,279,454
SBLOC / IBLOC	5,847	6,011	—	446	12,304	1,696,405	1,708,709
SBL non-real estate	1,227	1,750	—	9,726	12,703	229,742	242,445
SBL commercial mortgage	1,680	—	—	26,358	28,038	708,432	736,470
SBL construction	—	—	—	2,660	2,660	17,285	19,945
Fintech	17,188	3,214	1,762	—	22,164	1,624,436	1,646,600
Direct lease financing	3,846	1,115	411	10,743	16,115	662,625	678,740
Advisor financing	—	—	—	—	—	270,811	270,811
Other loans	110	—	1	406	517	155,308	155,825
Unamortized loan fees and costs	—	—	—	—	—	14,684	14,684
	$29,898	$12,090	$2,174	$72,793	$116,955	$7,636,728	$7,753,683

CAPITAL RATIOS

	As of March 31, 2026
	The Bancorp, Inc.	The Bancorp Bank, N.A.	“Well Capitalized"(1)

Tier 1 capital to average assets	7.30%	9.18%	5.00%
Tier 1 capital to risk-weighted assets	11.21%	14.06%	8.00%
Total capital to risk-weighted assets	12.26%	15.10%	10.00%
Common equity Tier 1 to risk-weighted assets	11.21%	14.06%	6.50%

(1) “Well capitalized” institution under federal regulations Basel III.

NON-GAAP FINANCIAL MEASURES

We use certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures are focused on adjusting certain metrics used to measure our performance to exclude the impact of Non-interest income-Fintech loan credit enhancement. That income amount relates to credit enhancement agreements from third parties that cover losses from borrowers for fintech loans receivable. We recognize provision expense for credit losses on fintech loans, and separately record an amount in Non-interest income—Fintech loan credit enhancement for the recovery from the third-party. The measurement of the estimated credit losses and the estimated recovery from the credit enhancement are based on the same estimate and correlate to like amounts in our statement of operations. Our non-GAAP metrics are calculated to remove the volatility of that credit enhancement recovery from measures used to review the performance and growth of our business.

Non-GAAP measures include:

Efficiency ratio is calculated as: (i) GAAP total non-interest expense; divided by (ii) the total of GAAP Net interest income and Non-interest income less Fintech loan credit enhancement income, or “Adjusted total revenue.” This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.

Total revenue, excluding credit enhancement is calculated as: the total of GAAP Net interest income and Non-interest income less Fintech loan credit enhancement income. This figure adjusts our total revenue for amounts received related to credit enhancement agreements, to remove the volatility of that credit enhancement recovery when measuring our revenue results.

Non-interest income, excluding credit enhancement is calculated as: GAAP Non-interest-income less Fintech loan credit enhancement income. This figure adjusts our non-interest income for amounts received related to credit enhancement agreements, to remove the volatility of that credit enhancement recovery when measuring our non-interest income results.

Non-interest income as a percentage of total revenue (excluding credit enhancement) is calculated as: (i) GAAP Non-interest-income less Fintech loan credit enhancement income; divided by (ii) Adjusted total revenue. This ratio is used to compare the amount of non-interest income, which is primarily fee-based, to our total revenue each period to review the growth in our fee-based business.

Fintech fees as a percentage of total revenue (excluding credit enhancement) is calculated as: (i) GAAP Non-interest income – Total fintech fees; divided by (ii) Adjusted total revenue. This ratio is used to compare the amount of fintech fee revenue to our total revenue each period to review the growth in that revenue area, which is one of our key areas of focus.

We believe that these non-GAAP measures are useful performance metrics for management, investors, and lenders, because it provides a means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.  Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Reconciliation of Non-GAAP Measures:

(Dollars in thousands)

		Three months ended
		March 31,	December 31,	March 31,
		2026	2025	2025
Net interest income		$88,814	$92,079	$91,743
Non-interest income	A	72,525	80,532	83,642
Total revenue	B	161,339	172,611	175,385
Less: Fintech loan credit enhancement		(28,843)	(40,403)	(45,868)
Adjusted total revenue	C	$132,496	$132,208	$129,517

Non-interest income		72,525	80,532	83,642
Less: Fintech loan credit enhancement		(28,843)	(40,403)	(45,868)
Adjusted non-interest income	D	$43,682	$40,129	$37,774

Non-interest expense	E	$55,026	$56,193	$53,294
Non-interest income - total fintech fees	F	$38,069	$35,973	$34,446

Non-GAAP Measures
Efficiency ratio	E/C	41.5%	42.5%	41.1%

Total revenue, excluding credit enhancement	C	$132,496	$132,208	$129,517
Non-interest income, excluding credit enhancement	D	$43,682	$40,129	$37,774

Non-interest income as a percentage of total revenue	A/B	45.0%	46.7%	47.7%
Non-interest income as a percentage of total revenue (excluding credit enhancement)	D/C	33.0%	30.4%	29.2%

Fintech fees as a percentage of total revenue	F/B	23.6%	20.8%	19.6%
Fintech fees as a percentage of total revenue (excluding credit enhancement income)	F/C	28.7%	27.2%	26.6%